Exhibit 99.1

Lifetime Brands Reports First Quarter 2011 Results

Garden City, NY, May 5, 2011 -- Lifetime Brands, Inc. (NasdaqGS: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today reported its financial results for the first quarter ended March 31, 2011.

Consolidated net sales for the first quarter of 2011 were $91.8 million, an increase of 3.5%, as compared to consolidated net sales of $88.7 million for the corresponding period in 2010.

Net sales for the Wholesale segment were up $2.8 million, or 3.4%, to $84.9 million in the first quarter of 2011. Net sales for the Retail Direct segment were up $0.3 million, or 4.5%, to $6.9 million in the first quarter of 2011.

Loss from operations for the first quarter of 2011 was $23 thousand, as compared to income from operations of $2.5 million for the corresponding period in 2010.

Gross margin as a percentage of net sales for the Wholesale segment declined to 34.0% from 37.0% in the corresponding period in 2010.  The decrease in the Company's gross margin percentage is attributable to certain temporary price reductions related to marketing initiatives that, among other things, will provide the Company with additional retail shelf space later in the year, low margin sales of excess inventory and changes in product mix. Gross margin for the Retail Direct segment was 66.4% in the 2011 quarter as compared to 66.6% for the corresponding period in 2010.

Interest expense for the first quarter of 2011 declined to $2.0 million from $2.4 million in 2010, reflecting both lower average borrowings and lower interest rates.

Consolidated EBITDA for the three month period ended March 31, 2011 was $2.7 million, as compared to $5.7 million for the corresponding period in 2010. Consolidated EBITDA for the four quarters ended March 31, 2011, was $39.9 million as compared to $37.2 million for the four quarters ended March 31, 2010.

EBITDA is a non-GAAP measure that the Company defines as net income, adjusted to exclude undistributed earnings of Grupo Vasconia, an extraordinary item, income taxes, interest, depreciation and amortization, restructuring expenses, stock compensation expense and loss on early retirement of debt, as shown in the table below.

Jeffrey Siegel, Chairman, President and Chief Executive Officer said, “Lifetime’s first quarter results reflect continuing challenges in the retail economy, which have constrained sales at certain large retailers where such retailers’ traditional consumers are especially sensitive to increases in the price of food, clothing and fuel. In addition, during the quarter, we temporarily reduced certain prices in connection with targeted marketing programs and retailers’ price roll-back strategies. These marketing initiatives will provide us with additional facings, which should generate sufficient additional volume, beginning in the third quarter of the year to more than make up for the reductions in the gross margin percentage.

“Lifetime’s sales in the third and fourth quarters of 2011 should also benefit from sales of new products and programs introduced earlier this year at the International Home + Housewares Show. We have expanded our product categories to include a new line of whimsical kitchen gadgets, an extensive selection of ceramic knives, new enamel on cast iron cookware and new lines of food storage products, a new product category for Lifetime. These new products will be available in retailers’ stores beginning in the third quarter of 2011.

“In January, we announced that Lifetime and its international partners, Accent-Fairchild Group, Inc. and Grupo Vasconia S.A.B., had joined with Fackelmann GmbH Co. KG, a leading European housewares company, to form Housewares Corporation of Asia Limited (“HCA”). Operating from Hong Kong, HCA will assist retailers in North, Central and South America in developing, designing and supplying proprietary, direct import kitchenware programs. We already are working closely with selected retailers to source private label kitchenware programs through HCA.

“In anticipation of increases in input prices that we know we will have to contend with in the latter half of the year, we have worked with our retailer partners to raise prices with the goal of keeping our margins neutral, as well as protecting the retailers’ margins. We are not alone in having to pass along input price increases and our retailer partners generally have been supportive of our actions. These price increases will take effect in the third and fourth quarters of the year, when we record a significant majority of our sales.

“Despite the ongoing challenges in the retail environment, Lifetime’s ongoing commitment to innovation, our unique portfolio of national brands and the roll-out of new products and programs should enable us to achieve both top line growth and an increase in profitability for the full year 2011.”

On March 4, 2011, the Board of Directors declared a quarterly dividend of $0.025 per share payable on May 16, 2011, to shareholders of record on May 2, 2011.

Conference Call

Lifetime has scheduled a conference call for Thursday, May 5, 2011 at 11:00 a.m. ET to discuss its first quarter 2011 results. The dial-in number for the call is 706-679-7464; the conference ID is #62217873. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com.

A replay of the call will also be available through Thursday, May 12, 2011 and can be accessed by dialing 706-645-9291, conference ID #62217873. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Mikasa®, Pfaltzgraff®, Elements®, Melannco®, Cuisinart®, Wallace®, Towle® Silversmiths, Pedrini®, International® Silver, Gorham®, Sabatier®, Hoffritz®, Vasconia®, Calvin Klein®, CasaMōda®, Sasaki®, Tuttle®, Kirk Stieff®, Nautica® and Roshco®.  Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands - except per share data)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Net sales	$91,773	$88,736

Cost of sales	58,383	53,952
Distribution expenses	10,940	10,133
Selling, general and administrative expenses	22,473	22,124

Income (loss) from operations	(23)	2,527

Interest expense	(1,979)	(2,429)

Income (loss) before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	(2,002)	98

Income tax benefit (provision)	588	(39)
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	465	670

NET INCOME (LOSS)	$(949)	$729

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE	$(0.08)	$0.06

Cash dividends declared per common share	$0.025	$	―

LIFETIME BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
 (In thousands - except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,534	$3,351
Accounts receivable, less allowances of $8,403 at 2011 and $12,611 at 2010	60,964	72,795
Inventory	103,904	99,935
Deferred income taxes	1,124	1,124
Prepaid expenses and other current assets	5,257	5,048
Income taxes receivable	745	―
TOTAL CURRENT ASSETS	173,528	182,253

PROPERTY AND EQUIPMENT, net	35,296	36,093
INTANGIBLE ASSETS, net	30,667	30,818
INVESTMENT IN GRUPO VASCONIA, S.A.B.	25,738	24,068
OTHER ASSETS	4,197	4,354
TOTAL ASSETS	$269,426	$277,586
LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Revolving Credit Facility	$7,000	$4,100
Accounts payable	21,846	19,414
Accrued expenses	22,595	31,962
Income taxes payable	―	5,036
TOTAL CURRENT LIABILITIES	51,441	60,512

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	14,452	14,482
DEFERRED INCOME TAXES	1,408	1,429
REVOLVING CREDIT FACILITY	10,000	10,000
TERM LOAN	40,000	40,000
4.75% CONVERTIBLE SENIOR NOTES	23,786	23,557

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding	―	―
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,066,543 in 2011 and 12,064,543 in 2010	121	121
Paid-in capital	132,108	131,350
Retained earnings	62	1,312
Accumulated other comprehensive (loss)	(3,952)	(5,177)
TOTAL STOCKHOLDERS’ EQUITY	128,339	127,606
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$269,426	$277,586

LIFETIME BRANDS, INC.
Supplemental Information
(In thousands)

Consolidated EBITDA – Four Quarters Ended
March 31, 2011

Consolidated EBITDA for the three months ended:
March 31, 2011	$2,720
December 31, 2010	17,544
September 30, 2010	13,529
June 30, 2010	6,117
Consolidated EBITDA	$39,910

Consolidated EBITDA – Four Quarters Ended
March 31, 2010

Consolidated EBITDA for the three months ended:
March 31, 2010	$5,728
December 31, 2009	15,558
September 30, 2009	11,611
June 30, 2009	4,258
Consolidated EBITDA	$37,155

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Net income (loss) reported	$(949)	$13,928	$6,585	$(981)
Less: Undistributed earnings of Grupo Vasconia, S.A.B.	(465)	(733)	(836)	(82)
Extraordinary item	―	(2,477)	―	―
Add:
Income tax (benefit) provision	(588)	1,600	2,390	573
Interest expense	1,979	2,188	2,090	2,644
Depreciation and amortization	1,995	2,292	2,518	2,458
Stock compensation expense	748	746	782	741
Loss on early retirement of debt	―	―	―	764
Consolidated EBITDA	$2,720	$17,544	$13,529	$6,117

	Three Months Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
Net income (loss) reported	$729	$5,048	$4,879	$(1,253)
Less: Undistributed earnings of Grupo Vasconia, S.A.B.	(670)	(534)	(703)	(294)
Add:
Income tax provision	39	1,311	153	281
Interest expense	2,429	4,124	3,294	2,894
Depreciation and amortization	2,542	3,214	2,770	2,810
Restructuring expenses	―	1,784	671	(663)
Stock compensation expense	659	611	547	483
Consolidated EBITDA	$5,728	$15,558	$11,611	$4,258